FOR IMMEDIATE RELEASE               Contact: Guy T. Marcus
June 12, 1998                                V.P.-Investor Relations
                                             214-978-2691


                    HALLIBURTON RENOTIFICATION EFFECTIVE DATE


         DALLAS, Texas - On June 1, 1998 Halliburton Company (NYSE:HAL) announced that it had renotified its proposed merger with Dresser Industries, Inc. (NYSE: DI) to the European Commission. Following further contacts with the Commission, the renotification became complete on June 3, 1998 with the result that the initial one-month review period provided for under the European Community's merger regulation will in principle expire on July 6, 1998.
         Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.


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                       The Exhibit Index Appears on Page 4